SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is entered into as of this 17th day of January, 2017 by and between Novus Robotics Inc., a Nevada corporation (the "Company") and Berardino Paolucci, the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer of the Company ("Paolucci").

WHEREAS the Company had previously issued that certain convertible promissory note dated December 15, 2006 in the principal amount of $60,000.00 (the "Treanor Convertible Note"), to Stephen Treanor ("Treanor"), which a portion of the principal and accrued interest in the amount of $36,000 was subsequently settled pursuant to the terms and provisions of that certain settlement agreement dated December 15, 2009 between the Company and Treanor (the "Treanor Settlement Agreement");

WHEREAS the Company had previously issued that certain convertible promissory note dated April 15, 2008 in the principal amount of $40,000.00 (the "Boyle Convertible Note"), to Donna Boyle ("Boyle"), which all the principal and accrued interest in the amount of $41,600.00 was subsequently settled pursuant to the terms and provisions of that certain settlement agreement dated December 15, 2009 between the Company and Boyle (the "Boyle Settlement Agreement");

WHEREAS the Company had previously issued that certain convertible promissory note dated December 15, 2006 in the principal amount of $60,000.00 (the "Russell Convertible Note"), to Raymond Russell ("Russell"), which a portion of the principal and accrued interest in the amount of $36,000 was subsequently settled pursuant to the terms and provisions of that certain settlement agreement dated December 15, 2009 between the Company and Russell (the "Russell Settlement Agreement");

WHEREAS in accordance with the terms and provisions of that certain share exchange agreement dated January 27, 2012 (the "Share Exchange Agreement") between the Company and D Mecatronics Inc., a private corporation ("D Mecatronics") and the shareholders of D Mecatronics (the "D Mecatronics Shareholders"), the Company acquired all of the total issued and outstanding shares of D Mecatronics in exchange for the issuance of shares of its common stock to the D Mecatronic Shareholders and the assignment the Treanor Convertible Note, the Boyle Convertible Note and the Russell Convertible Note to Berardino Paolucci ("Paolucci");

WHEREAS Paolucci and two unrelated investors entered into those certain debt purchase agreements dated August 26, 2016 and consummated September 2, 2016 (collectively, the "Debt Purchase Agreement"), pursuant to which a portion of the debt underlying the Treanor Convertible Note, the Boyle Convertible Note and the Russell Convertible Note was settled by issuance of shares of the Company's common stock;

AND WHEREAS Tas of December 31, 2017, the aggregate amount of principal plus accrued interest that remained due and owing to Paolucci was $13,083.20 (the "Debt");

AND WHEREAS, Paolucci desired to convert the remaining amount of the Debt into shares of the Company's common stock, however, based upon certain discussions and negotiations with the Board of Directors regarding same, and in the best interests of the Company and its shareholders, Paolucci has agreed to accept the settlement and payoff of $100,000 (the "Settlement Debt") in lieu of the opportunity to convert the Debt into shares of common stock thus foregoing the potential of a large increase in the trading price and valuation of the shares of common stock;

AND WHEREAS the Company and Paolucci desire evidence the Settlement Debt in a promissory note dated as of December 31, 2016; and

NOW THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. The Company agrees to pay Paolucci an aggregate amount of $100,000 in settlement of the Debt, which Settlement Debt shall be evidenced in a promissory note in the principal amount of $100,000 payable upon demand and bearing interest at the rate of 8% per annum.

2. The Company and Petrone shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the Treanor Convertible Note, the Boyle Convertible Note and the Russell Convertible Note, and that such notes are deemed to be discharged. .

3. This Settlement Agreement shall be effective as of December 31, 2016 dated as of January 17, 2017 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

Novus Robotics Inc.

Date: January 17, 2017

By: ______________________

Date: January 17, 2017

____

Berardino Paolucci